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                                                               EXHIBIT (2)(c)

                                 EMERALD FUNDS

                              AMENDMENT NO. 2 TO
                              CODE OF REGULATIONS
                            ADOPTED ON MAY 4, 1995


          Article I, Section 1.1 of the Trust's Code of Regulations is amended by adding the following as the last sentence thereof:

          A Trustee's term shall cease on the last day of the fiscal year of the Trust in which he or she attains the age of 72 years; provided that any person who is a Trustee on May 4, 1995, who is then 72 years of age or more may continue to serve as Trustee for a period of two years from said date.